Exhibit 3.4

Consolidated articles of association of

limited liability company (naamloze

vennootschap)

“COBREW”

with registered office at 3000 Leuven, Brouwerijplein 1,

exploitation office: 1070 Brussels (Anderlecht), Industrielaan 21,

enterprise number 0428.975.372 RLE Leuven

as of 6 May 2010 after amendment of the articles

English translation

HISTORY

(In application of article 75, paragraph 1, 2° Companies Code)

INCORPORATION DEED:

The company was incorporated by deed executed by and before Mr. Claude Hollanders de Ouderaen, Notary in Leuven, on the twenty-first of May nineteen hundred eighty-six, published in the Schedules to the Belgian State Gazette on the seventeenth of June nineteen hundred eighty-six, under number 860617-55/56.

AMENDMENTS TO THE ARTICLES:

The articles were altered by deeds executed by and before Mr. Claude Hollanders de Ouderaen, Notary in Leuven, on:

–	the ninth of April nineteen hundred eighty-seven, published in the Schedules to the Belgian State Gazette on the seventh of May thereafter, under number 870507-99/100;

–	the twenty-ninth of September nineteen hundred eighty-eight, published in the Schedules to the Belgian State Gazette on the twenty-seventh of October thereafter, under number 881027-18/19;

–	the twentieth of September nineteen hundred ninety, published in the Schedules to the Belgian State Gazette on the twelfth of October thereafter, under number 901012-77/78;

–	the thirty-first of December nineteen hundred ninety, published in the Schedules to the Belgian State Gazette on the twenty-fifth of January nineteen hundred ninety-one, under number 910125-357/358;

–	the twenty-eighth of February nineteen hundred ninety-one, published in the Schedules to the Belgian State Gazette on the eleventh of April thereafter, under number 910411-261/262;

–	the twenty-fifth of September nineteen hundred ninety-one, published in the Schedules to the Belgian State Gazette on the twenty-second of October thereafter, under number 911022-3/4;

–	the twenty-seventh of March nineteen hundred ninety-five, published in the Schedules to the Belgian State Gazette on the twenty-second of April thereafter, under number 950422-471/472;

–	the twenty-ninth of June nineteen hundred ninety-five, published in the Schedules to the Belgian State Gazette on the twenty-seventh of July thereafter, under number 950727-54.

The articles were altered by deeds executed by and before Mr. David Hollanders de Ouderaen, Notary in Leuven, on:

–	the fifth of November nineteen hundred ninety-seven, published in the Schedules to the Belgian State Gazette on the third of December thereafter, under number 971203-374;

–	the tenth of August nineteen hundred ninety-eight, published in the Schedules to the Belgian State Gazette on the first of September thereafter, under number 980901-287;

–	the twenty-sixth of October nineteen hundred ninety-eight, published in the Schedules to the Belgian State Gazette on the twentieth of November thereafter, under number 981120-322;

–	the twenty-eighth of February two thousand, published in the Schedules to the Belgian State Gazette on the twenty-second of March thereafter, under number 20000322-350;

–	the thirteenth of September two thousand, published in the Schedules to the Belgian State Gazette on the third of October thereafter, under number 20001003-157.

The articles were altered by deeds executed by and before Mr. Eric Spruyt, Notary in Brussels, on:

–	the fifth of December two thousand, published in the Schedules to the Belgian State Gazette on the sixth of January two thousand and one, under number 20010106-15;

–	the twelfth of January two thousand and one, published in the Schedules to the Belgian State Gazette on the seventh of March thereafter, under number 20010307-467;

–	the thirty-first of May two thousand and one, published in the Schedules to the Belgian State Gazette on the thirtieth of June two thousand and one, under number 20010630-552;

–	the fifth of February May two thousand and two, published in the Schedules to the Belgian State Gazette on the fourth of April two thousand and two, under number 20020404-260;

–	the fifteenth of December two thousand and four, published in the Schedules to the Belgian State Gazette on the twenty-fifth of April two thousand and five, under number 20050425-60328.

The articles were altered by deed executed by and before Mr. Benedikt van der Vorst, Notary in Brussels, on the nineteenth of May two thousand and six, published in the Schedules to the Belgian State Gazette on the ninth of June two thousand and six, under number 20060609-0094353.

The articles were altered by deed executed by and before Mr. Eric Spruyt, Notary in Brussels, on the thirteenth of June two thousand and six, published in the Schedules to the Belgian State Gazette on the following fourteenth of July, under number 20060714-115376.

The articles were altered for the last time by deed executed by and before Mr. Eric Spruyt, Notary in Brussels, on the sixth of May two thousand and ten, and filed for publication in the Schedules to the Belgian State Gazette.

CONSOLIDATED ARTICLES ON 6 MAY 2010

Chapter I. Nature of the company

Article 1. Name

The company is a limited liability company. Its name is “COBREW”.

Article 2. Registered office

The registered office is located at 3000 Leuven, Brouwerijplein, 1.

It may be transferred to any other location in Belgium by way of ordinary decision of the board of directors, which has all necessary powers thereto.

The company may by ordinary decision of the board of directors establish seats of administration or exploitation, branch offices or offices in Belgium or abroad.

Article 3. Corporate purpose

The corporate purpose of the company is:

The development and centralisation, exclusively in the interest of the companies which are part of the group to which the Company belongs, as referred to in article 2 of the Royal Decree nr. 187 of thirty December nineteen hundred eighty-two regarding the establishment of coordination centres, of the following activities: the publicity, the information rendering and gathering, the insurance and reinsurance, the scientific research, the relations with the national and international authorities, the centralisation of the accounting activities, administration, IT and general services, the centralisation of the financial transactions and to cover the risks emanating from the exchange rates fluctuations, the treasury management, the invoicing, the re-invoicing and the factoring, the financial lease, movable as well as immovable, the market soundings, the legal opinions and management, the fiscal opinions, the auditing, as well as all activities which have a preparatory or assisting character for the companies of the group.

In the framework of its corporate purpose, the company may purchase, construct, let and lease all assets, movable as well as immovable, and, in general, engage in all civil, commercial, industrial and financial activities, including the exploitation of all intellectual property rights and of all related industrial and commercial property.

Article 4. Duration

The company is incorporated in perpetuity. It may be wound up by decision of the shareholders’ meeting which deliberates in accordance with applicable statutory rules.

Chapter II. Share capital

Article 5. Capital – Nature of the securities

The issued capital amounts to seven billion four hundred and ninety-eight million six hundred and twenty-five thousand six hundred and eighty-five euro and thirteen cents (EUR 7,498,625,685.13). It is fully paid-up.

It is represented by three million twenty-four thousand eight hundred and sixty-seven (3,024,867) nominal shares, without nominal value. Each share represents a three million twenty-four thousand eight hundred and sixty-seventh (1/3,024,867th) of the issued capital.

The shares numbered 1 to 873,102 and 1,371,490 to 3,024,867 are class A shares; the shares numbered 873,103 to 1,371,489 are class B shares.

The issued shares are registered shares; they may, at the option and the expense of the owner, be converted in bearer securities.

Each holder of single shares can exchange them with the company at his own expense for one or more securities, which represent multiple shares and vice versa.

By ordinary decision of the board of directors, the shares may be split in sub-shares, which, when united in a sufficient number, even with different numbers, represent the same rights as the share.

Article 6. Authorised capital

The board of directors may increase the share capital in one or several times by an amount of ninety-nine million one hundred and fifty-seven thousand four hundred and nine euro and ninety-one cents (EUR 99,157,409.91).

The increase(s) of capital decided under the present authorisation may be effected:

–	either by new contributions in cash or in kind, including as the case may be an issue premium not available for distribution, the amount of which shall be fixed by the board of directors, and by the creation of new shares conferring such rights as the board of directors shall determine; or

–	by conversion of reserves, including those not available for distribution – except the special reserve class A and reserve class B referred to in article 30 of these articles-, or of issue premiums, and with or without the creation of new shares.

This authorisation is granted to the board of directors for a period of five years, as from the publication of the modification to the articles resolved upon by the extraordinary shareholders’ meeting of twenty-one September nineteen hundred ninety. It can be renewed once or several times, by the shareholders’ meeting which deliberates in accordance with the Companies Code.

In the framework of the authorised capital the board of directors may limit or cancel the priority rights of the existing shareholders.

In the event of a capital increase decided by the board of directors pursuant to the authorised capital, the board of directors shall allocate the issue premiums, if any, to an account not available for distribution, which, as the capital, shall form the guarantee of third parties and which, subject to its incorporation in the capital by the board of directors, be reduced or cancelled by decision of the shareholders’ meeting, deliberating according to the conditions required by article 612 of the Companies Code.

Article 7. Capital increase – Preferential subscription right

In case of an increase of capital, the shares which are subscribed in cash shall first be offered to the shareholders, in proportion to that share of the capital represented by their shares.

The period within which the preferential subscription right may be exercised shall be fixed by the shareholders’ meeting.

The preferential subscription right is negotiable during the subscription period, to the extent to which the shares may be transferred.

The board of directors may decide that preferential subscription rights which were not or only partly exercised by any shareholder shall accrue proportionally to the shareholders which have already exercised their preferential subscription right, and shall fix the way of this subscription.

The board of directors may also conclude, upon such terms as it shall determine, all agreements intended to secure the subscription of part or all of the new shares to be issued.

The shareholders’ meeting may limit or cancel the preferential subscription right in the interest of the company and in accordance with the conditions laid down in the Companies Code

Article 8. Issuance of bonds

The company may issue mortgage bonds or other bonds by resolution of the board of directors and on such conditions as it shall determine.

The convertible bonds and the bonds with preferential subscription right are issued by resolution of the shareholders’ meeting which deliberates upon this in accordance with the provisions on the modification of the articles.

The preferential right to the benefit of the shareholders linked to these bonds can be executed under the conditions as described in the previous article for the subscription of new shares.

The shareholders’ meeting which decides on the issuance of convertible bonds or bonds with a preferential subscription right may, under the circumstances provided in the Companies Code, limit or cancel the preference right.

Article 9. Indivisibility of shares

All shares shall be held in undivided ownership vis-à-vis the company.

If a share belongs to different persons, the company may suspend the rights attached to that share until one single person is appointed to be the owner of the share vis-à-vis the company.

Article 10. Acquisition by the company of its own shares

The company may acquire its own shares by acquisition or exchange, in accordance with article 620 §1 of the Companies Code.

All rights and especially the voting right linked to the own shares, which have been acquired by the company and held in the portfolio according to the legislation referred to, are suspended.

In the event of a distribution of dividends, the company may reserve the dividend which is related to these shares, if need be in accordance with article 30 of these articles, to the benefit of future acquirers, or not take into account these shares.

The shares, which have been acquired or retained irregularly as well as these obtained for free, have no legal value and must be destroyed.

Chapter III. Administration – Audit

Article 11. Composition of the board of directors

The company shall be managed by a board of directors of minimum three directors, who may be natural persons or legal entities, are appointed by the shareholders’ meeting and are dismissible by it.

When a legal entity is appointed as a director, it must specifically appoint an individual as its permanent representative, such individual to be chosen from among its shareholders, managers, directors or employees and to carry out the office of director in the name and on behalf of the legal entity. The appointment and termination of the office of the permanent representative are governed by the same disclosure rules as if he/she were exercising the office on his/her own behalf.

The term of office of the directors shall be three years, unless the shareholders’ meeting fixes a shorter term.

The directors shall be eligible for re-election.

The term of office of a retiring director who has not been re-elected shall terminate immediately after the closing of the annual shareholders’ meeting.

Article 12. Vacancy

The remaining directors convened as a board may make appointments to fill one or several casual vacancy (vacancies) arising on the board until the next shareholders’ meeting, which shall proceed to the firm appointment.

Article 13. Chairmanship

The Board of Directors shall elect one of its members to be chairman.

The shareholders’ meeting may, upon proposal of the Board of Directors, confer honorary status on former chairmen, vice-chairmen or directors. The Board may then invite them to attend its meetings in an advisory capacity.

Article 14. Meetings

The Board of Directors shall meet as frequently as the interests of the company shall require or each time upon the call of at least two directors, and this after being convened by and under the chairmanship of its chairman or, in case of impediment, the director which has been appointed thereto by his colleagues.

Meetings of the board of directors shall be convened at the registered office of the company or at the place indicated in the notice convening the meeting.

Article 15. Deliberations – Decisions

Except in cases of force majeure, and, namely, war, civil disturbance and disaster, in which case the quorum for the board of directors shall be two directors present or represented, the board of directors may validly deliberate only if the majority of the directors are present or represented.

Any director may, by ordinary letter, as well as per fax, telex or any other written mean, grant a proxy to another director in order to be represented. However, a director may not hold a proxy for more than one director.

The decisions of the board are taken by a majority of the votes cast; in case of an equality of votes, the chairman of the meeting shall have a casting vote.

In case one or more directors which have an interest which is contrary to the interest of the company abstain from voting in a meeting where the required majority is present to deliberate, the decisions are valid if adopted by a majority of the other present or represented members of the board.

Article 16. Minutes

The decisions of the board of directors shall be recorded in minutes, signed by at least the majority of the members present at the meeting.

A dated document or a collection of dated similar documents, demonstrating that all directors have signed the same decisions and which are attached to the file of minutes of the board of directors, has equal value to a decision of the board of directors.

Copies or extracts of these minutes that must be produced in court or elsewhere are signed by one director.

Article 17. Powers of the board

The board of directors shall have the powers to do all that is necessary or useful to achieve the corporate purpose of the company, with the exception of those powers reserved to the shareholders’ meeting by law or these articles.

Article 18. External representation – Management Committee – Delegated powers

Irrespective of the board’s general powers of representation as a collegial body, the company shall be validly represented towards third parties and in legal proceedings, as plaintiff or defendant, by two directors acting jointly.

The board of directors may appoint a Management Committee from amongst or outside its members. It shall fix the powers and procedures thereof and set the remuneration of its members which shall be charged to overheads.

The board of directors may confer the powers of day-to-day management of the company, together with the power to represent the company for such day-to-day management, upon one or more persons who may but need not be directors.

The board of directors, the Management Committee, and the persons with the powers of day-to-day management within the limits of those management powers, may likewise grant special and specific authority to one or more persons of their choice.

Agents granted special authority may appoint one or more substitutes to exercise their powers.

Agents granted special authority and their substitutes may represent the company in dealings including those involving the collaboration of a public civil servant or officer. The production of a copy of the decision of the board of directors or the authority conferred by one or more persons with the powers of day-to-day management, by the Management Committee or agents holding special authority shall constitute sufficient proof of their powers.

Article 19. Audit

The financial position, annual accounts and compliance with the law and these articles or transactions required to be disclosed in the annual accounts shall be audited to one or more statutory auditors, who may be natural or legal persons, appointed by the shareholders’ meeting. The statutory auditors are appointed by the shareholders’ meeting for a renewable period of three years.

The appointment of the retiring auditor which has not been re-appointed shall terminate immediately after the closing of the annual shareholders’ meeting.

Article 20. Remuneration Emoluments

Besides the reimbursement of their costs, the shareholders’ meeting can grant the members of the board of directors fixed fees and emoluments; they will be chargeable to overheads.

The board of directors may also grant a specific remuneration chargeable to overheads, to directors, assigned with special duties or assignments.

The statutory auditor will be remunerated by a fixed fee determined by the shareholders’ meeting at the beginning of his (their) mandate and which may be changed only by agreement between the parties.

Chapter IV. Shareholders’ meetings

Article 21. Powers

A duly constituted shareholders’ meeting represents all the shareholders.

It has the powers conferred on it by law and these articles.

The shareholders’ meeting has the right to clarify or to extend the corporate purpose and to modify the legal nature of the company, provided it acts in the way prescribed in the articles for the modification of the articles.

Article 22. Meetings

The ordinary and extraordinary shareholders’ meeting are held at the registered office or at the place determined in the convening notice.

The annual shareholders’ meeting is held the second Friday of the month of April at 10 o’clock or if such day is a legal holiday, on the following working day, Saturdays excepted.

An extraordinary shareholders’ meeting may be convened by the board of directors or the auditor(s), each time they consider it necessary. They must be convened at the request of the shareholders which together represent a fifth of the capital.

If the written resolutions’ procedure as set out in article 26bis of these articles has been selected, the company should receive the notice mentioning the agenda and the proposed decisions, signed and approved by all shareholders, at the latest on the day determined by the articles for the annual shareholders’ meeting.

Article 23. Admission to the meeting

In order to have the right to participate in the meeting, holders of bearer shares shall be required to deposit, at the registered office or at the institution designated in the convening notice, and at the latest on the fifth day prior to the day chosen for the meeting.

The owners of registered shares must, within the same time period, inform the board of directors of their intention to participate in the meeting, with notification of the number of shares in respect for which they will participate in the vote.

However, the board of directors remains entitled to reduce the delays and accept deposits, as well as registrations, after the deadline.

Article 24. Representation

Any shareholder may give a proxy to another shareholder to represent him.

Minors, disabled and other incapable persons, as well as legal entities may also be represented by an agent who is not a shareholder; a shareholder may also be represented by his or her spouse, who is not a shareholder.

Co-owners, as well as the creditors and pledgors, must be represented by a sole person. The bare owners will represent the usufructuaries unless otherwise provided in the deed establishing the usufruct or agreed upon.

Article 25. Office

Each ordinary meeting is chaired by the chairman of the board of directors or, in case of absence, by the director appointed for this purpose by his colleagues in the board.

The chairman of the meeting appoints the secretary, as well as two tellers.

Article 26. Deliberations

The meeting may deliberate only the business on its agenda.

Each share gives entitlement to one vote.

Resolutions shall be passed, except as otherwise required by law, by an absolute majority of the votes cast.

Voting shall be by show of hands or by roll-call.

However, any vote, including the nomination of directors, will proceed by secret ballot if two shareholders request it.

Article 26bis. Written resolutions’ procedure

Except for the decisions which must be passed by a deed, the shareholders may, unanimously and in writing, decide on all matters within the competence of the shareholders’ meeting.

The board of directors will send a notice containing the agenda and proposed decisions to all shareholders and auditors (if any) in this respect, by letter, fax, e-mail or any other data medium, with the request to the shareholders to approve the proposed decisions and to send within a time period set in the notice, a duly signed reply to the registered office or any other place as indicated in the notice.

If the approval of all shareholders in respect of all items in the agenda and the written resolutions’ procedure have not been received within the set time period, the decisions will be deemed non existing.

Holders of bonds or registered warrants, as well as the holders of registered certificates which have been issued with the cooperation of the company, have the right to take notice of the decisions at the registered office.

Article 27. Minutes

The minutes are signed by the members of the office and such shareholders who wish to do so.

Copies or extracts, to be produced in court or at any other place, are signed by one director.

Article 28. Adjournments

The board of directors has the right, according to article 555 of the Companies Code, to, during the meeting, adjourn the decision to approve the annual accounts with three weeks. The adjournment does not affect the other decisions taken, except if otherwise decided by the shareholders’ meeting. The next meeting has the power to state definitely the annual accounts.

Chapter V. Company records – Profit allocation

Article 29. Records

The financial year starts on the first of January and ends on the thirty-first of December of each year.

At the end of each financial year, the board of directors draws up an inventory and the annual accounts of the company.

Article 30. Profit allocation

Five per cent of the annual net profits of the company, after deduction of overheads and depreciation, shall be allocated each year to the legal reserve. Such allocation shall cease to be compulsory once the legal reserve amounts to one tenth of the share capital.

The balance shall, with unanimity of the votes, be allocated to the shareholders; however the shareholders’ meeting may also, by ordinary majority of the votes, all or in part, use the balance for reserves and provisions, for supplementary depreciations or for an assignment.

The shareholders’ meeting can, within the limits of the Companies Code, with unanimity of the votes, decide to pay dividends to one class of shares and not to pay dividends to another class of shares on the condition that a same amount per share as the amount paid in dividends to the one class of shares, be placed on a special reserve account called “reserve class A” or “reserve class B” depending on the class of shares which does not receive dividends.

Within each class of shares the shares have equal rights.

A compensation, fixed at the “Euribor 1 year” interest and increased with half a point (0,50%), is added each year to these special reserve accounts, referred to as “reserve class A” and “reserve class B”. This interest compensation shall always be deducted in advance of the profit to be allocated, prior to the decision on the balance of the profit.

The reserves on these special reserve accounts, referred to as “reserve class A” and “reserve class B”, may, during the existence of the company as well as during its winding up, only be distributed to the holders of the respective class A or B. The shareholders’ meeting decides, with unanimity of the votes, on its distribution.

Article 31. Payment of dividends

The board of directors decides on the way, date and place of payment of the dividends. The board of directors can pay interim dividends in accordance with the provisions of article 618 of the Companies Code. The board of directors is required to take into account article 30 of these articles for this.

Chapter VI. Dissolution – Winding up

Article 32. Dissolution

If the company shall be dissolved, it shall be wound up in the manner decided by the shareholders’ meeting, which shall appoint the liquidators.

The shareholders’ meeting shall have the widest powers to determine the powers of the liquidators, fix their emoluments and grant them discharge, even while the liquidation is still pending.

The shareholders’ meeting will be convened, composed and held during the dissolution according to the provisions of chapter IV of these articles. The board of liquidators has the same powers as the board of directors. The shareholders’ meeting is presided by one of the liquidators; it will appoint her chairman itself in the absence or impediment of the liquidators.

Copies or extracts from the minutes of their meetings, to be produced in court or in any other place, are signed by the liquidators or one of them.

Article 33. Distribution

Except as otherwise provided in article 30 of these articles regarding the special reserve accounts, the net profit of the winding up will be divided between all corporate shares, per equal parts.

Chapter VII. Choice of address

Article 34. Choice of address

Any shareholder, director, statutory auditor or liquidator of the company not residing in Belgium shall elect an official address in Belgium. Otherwise he shall be deemed to have elected the registered office of the company as his official address where all communications, notices, processes and documents may validly be sent to or served upon him.

Chapter VIII. Miscellaneous

Article 35. Capital history

The company was incorporated the twenty-first of May nineteen hundred eighty-six with a share capital of BEF 500,000,000 (five hundred million) divided into 5,000 (five thousand) shares without nominal value; they have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the ninth of April nineteen hundred eighty-seven, the share capital was increased to BEF 1,000,000,000F (one billion) by the creation of 5,000 (five thousand) shares without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-ninth of September nineteen hundred eighty-eight, the share capital was increased to BEF 1,600,000,000 F (one billion six hundred million francs) by the creation of 6,000 (six thousand) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-first of September nineteen hundred ninety, the share capital was increased to BEF 2,520,000,000 F (two billion five hundred and twenty million francs) by the creation of 9,200 (nine thousand two hundred) shares without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the thirty-first of December nineteen hundred ninety, the share capital was increased to BEF 3,670,000,000 F (three billion six hundred and seventy million francs) by the creation of 11,500 (eleven thousand five hundred) shares without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-fifth of September nineteen hundred ninety-one, the share capital was increased to 3,733,000,000 F (three billion seven hundred and thirty-three million francs) by the creation of 630 (six hundred thirty) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-seventh of March nineteen hundred ninety-five, the share capital was increased to BEF 6,559,000,000 (six billion five hundred and fifty-nine million Belgian francs) by the creation of 28,260 (twenty-eight thousand two hundred and sixty) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-ninth of June nineteen hundred ninety-five, the share capital was increased to BEF 15,777,000,000 (fifteen billion seven hundred and seventy-seven million Belgian francs) by the creation of 92,180 (ninety-two thousand one hundred and eighty) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the fifth of November nineteen hundred ninety-seven, the share capital was increased to BEF 16,644,000,000 (sixteen billion six hundred and forty-four million Belgian francs) by the creation of 8,670 (eight thousand six hundred and seventy) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the tenth of August nineteen hundred ninety-eight, the share capital was increased to BEF 19,342,500,000 (nineteen billion three hundred and forty-two million five hundred thousand Belgian francs) by the creation of 26,985 (twenty-six thousand nine hundred and eighty-five) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-sixth of October nineteen hundred ninety-eight, the share capital was increased to 22,732,500,000 (twenty-two billion seven hundred and thirty-two million five hundred thousand) Belgian francs by the creation of 33,900 (thirty-three thousand nine hundred) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the twenty-eighth of February two thousand, the share capital was increased to 25,686,500,000 (twenty-five billion six hundred and eighty-six million five hundred thousand) Belgian francs by the creation of 29,540 (twenty-nine thousand five hundred and forty) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the thirteenth of September two thousand, the share capital was increased to thirty-three billion three hundred and ninety-seven million two hundred thousand (33,397,200,000) Belgian francs by the creation of seventy-seven thousand one hundred and seven (77,107) shares, without nominal value. These shares have been subscribed in kind and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the fifth of December two thousand, the share capital was increased to fifty-five billion eight hundred and eleven million nine hundred thousand (55,811,900,000) Belgian francs by the creation of two hundred and twenty-four thousand one hundred and forty-seven (224,147) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By several resolutions of the extraordinary shareholders’ meeting held on the twelfth of January two thousand and one, the share capital was set to one billion eight hundred and forty-three million one hundred thousand euro (EUR 1,843,100,000) by the creation of one hundred and eighty-five thousand three hundred and sixty-eight (185,368) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the thirty-first of May two thousand and one, the share capital was increased to one billion nine hundred and sixty-four million seven hundred and fifty-eight thousand nine hundred and thirteen euro (EUR 1,964,758,913) by the creation of forty-nine thousand seventy-six (49,076) shares, without nominal value. These shares have been subscribed in cash and fully paid up.

By resolution of the extraordinary shareholders’ meeting held on the fifth of February two thousand and two, two categories of shares were created and the share capital was increased to two billion nine hundred and ninety-five million three hundred and seventy-eight thousand three hundred and fifty-seven euro and fifty-five cents (EUR 2,995,378,357.55) by the creation of four hundred and fifteen thousand seven hundred and forty-one (415,741) shares, without nominal value, of which eighty thousand five hundred and forty (80,540) shares category A and three hundred and thirty five thousand two hundred and one (335,201) shares category B. These shares have been subscribed in cash and fully paid up.